Filed Pursuant to Rule 424(b)(3)
                                                         File No. 333-61812



                                NOVEON, INC.


             Supplement No. 5 to Prospectus dated June 27, 2001

                The Date of this Supplement is July 15, 2002



   On July 8, 2002, Noveon, Inc. furnished the attached current report on
              Form 8-K for the quarter ended March 31, 2002.

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: July 8, 2002
               Date of Earliest Event Reported: June 28, 2002


                                NOVEON, INC.
                          -----------------------
           (Exact Name of Registrant as Specified in its Charter)


         Delaware                  File No.                    13-4143915
 ------------------------   ------------------------    -----------------------
 (State of incorporation)   (Commission File Number)          (IRS Employer
                                                            Identification No.)


                           9911 Brecksville Road
                            Cleveland Ohio 44141
             -------------------------------------------------
                  (Address of Principal Executive Offices)
                                 (Zip Code)


                               (216) 447-5000
      ----------------------------------------------------------------
            (Registrant's Telephone Number, Including Area Code)


                               Not Applicable
      ----------------------------------------------------------------
           (Former name or address, if changed from last report)

Item 5.       Other Events

              As previously disclosed in our public filings, pursuant to the Agreement for Sale and Purchase of Assets between The B.F.Goodrich Company (now Goodrich Corporation) and the Company dated as of November 28, 2000 (the "Agreement"), the purchase price was subject to a post closing working capital adjustment. Since June 2001, Goodrich and the Company have disputed the amount of the adjustment. On June 28, 2002 we entered into an agreement with Goodrich settling the dispute over the working capital adjustment pursuant to which, we agreed to pay Goodrich $14.5 million. We paid such amount to Goodrich on June 28, 2002 and used cash on hand to make the payment. The settlement payment and the costs associated with the settlement efforts will be reflected as an adjustment to the purchase price under the Agreement in our financial statements.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 NOVEON, INC.



Dated:  July 8, 2002         By:          /s/ Christopher R. Clegg
                                   --------------------------------------------
                                   Christopher R. Clegg
                                   Senior Vice President, General Counsel
                                        and Secretary